Exhibit 10.3

February 7, 2019

Mr. James McCaffrey
Chief Commercial Officer
CONSOL Energy Inc.

Dear Jim,

As we discussed, in recognition of your long service and willingness to continue to work for the Company through March 31, 2020, Consol Energy Inc. (the "Company") is willing to take certain action with respect to your outstanding equity awards. This commitment as you know is subject to the Board of Directors Compensation Committee (the "Committee") approval as it requires a change in the terms and conditions of the original award. While we do not anticipate any Committee challenge to management's recommendation, we cannot guarantee that the Committee will approve our recommendation.

The purpose of this letter is to set forth specifically our agreement as follows:

1.)	You will continue to work for the Company through March 31, 2020, your retirement date ("Retirement Date");

2.)
Management will recommend a change in the original terms and conditions of any equity awards (RSUs and PSUs)[1] still outstanding on your behalf as of your Retirement Date that are not yet vested. The recommendation will include:

a.	Continued vesting (beyond your Retirement Date as if you continued employment) of any of your RSUs, PSUs or other equity awards currently outstanding that are unvested as of your Retirement Date;

b.
With respect to any PSUs, the vesting of such awards will be subject to the satisfactory achievement of any performance metrics attached to such awards as reviewed and approved by the Committee at the end of the applicable performance period.

c.	In the event that you terminate employment prior to March 31, 2020, the original terms and conditions attached to your awards shall continue in place.

3.)
The action outlined in this letter is subject to the formal approval of the Compensation Committee, and it is anticipated this matter will be presented to the Committee at the February 2019 Committee meeting.

Jim, we thank you for your service. Please don't hesitate to contact me if you have any questions.

Sincerely,

/s/ Jimmy Brock

1 This would include any service-based restricted stock awards ("RSUs"), performance-based restricted stock unit awards ("PSUs") and any other equity awards to be made between now and your retirement date.